Exhibit 2.1
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                            ASSET PURCHASE AGREEMENT


                                  by and among


                                 CLARINET, INC.,


                    AMERICAN TELECONFERENCING SERVICES, LTD.,


                                       and


                          CLEARONE COMMUNICATIONS, INC.





                                  July 1, 2004




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                            ASSET PURCHASE AGREEMENT
                            ------------------------


        THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of the 1st day of July, 2004 (the "Effective Date"), by and among CLARINET, INC., a Georgia corporation ("Purchaser"), AMERICAN TELECONFERENCING SERVICES, LTD., a Missouri corporation d/b/a Premiere Conferencing ("Purchaser's Parent") and CLEARONE COMMUNICATIONS, INC., a Utah corporation ("Seller"). Capitalized terms not otherwise defined shall have the meaning ascribed to such terms in Article IX.

        WHEREAS, Seller provides, primarily through its Let's Conference suite of services, conferencing services consisting of: operator assisted and reservationless audio conferencing services; video conferencing services; webconferencing services; webcasting services; audio, video and data streaming services; and certain other services ancillary to the foregoing services, directly to end users, resellers and agents under various brand names including INSTANT ACCESS, WEBCAST, WEBSHOW, WEBCOLLABORATE, WEBPRO and VIDEOPRO all as described more particularly on page 29 of Seller's product catalog version Rev.2.0 (collectively, the "Conferencing Business").

        WHEREAS, Purchaser wishes to purchase from Seller and Seller is willing to sell to Purchaser, substantially all of the assets of Seller, used in the Conferencing Business, all on and subject to the terms and conditions set forth in this Agreement (the "Acquisition").

        NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

        1.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall accept, purchase, acquire and take assignment and delivery of, all right, title and interest in, to and under the assets owned by Seller and used or held for use in the Conferencing Business (wherever located and whether real or personal, tangible or intangible) (collectively, the "Acquired Assets") free and clear of all Encumbrances (except for Permitted Encumbrances), except for the Excluded Assets. The Acquired Assets include the following:

                (a) all right, title and interest under Contracts, including all Customer Service Contracts and all Contracts with partners and resellers related to the Conferencing Business;

                (b) all accounts receivable, prepaid expenses, trade receivables, notes receivable, contingent rights, deposits, advances and other receivables of Seller relating to the Conferencing Business arising on or before the Effective Date;

                (c) all telecommunications access numbers, including "800" numbers, used or held for use in connection with the Conferencing Business;

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                (d) all computer equipment, conferencing and conferencing
related equipment, devices, messaging and messaging related equipment (and all lease rights associated with any such equipment), including data processing hardware and related telecommunications equipment, media and tools, and any equipment subject to an operating lease, in each case that is used or held for use in connection with the Conferencing Business, including the assets identified on Schedule 1.1(d);

                (e) all co-location and related rights used or held for use in connection with the Conferencing Business, if any;

                (f) all Intellectual Property owned by or licensed to Seller and used or held for use in connection with the Conferencing Business;

                (g) all technical and descriptive materials relating to the acquisition, design, development, use or maintenance of computer code and program documentation and materials used or held for use in the Conferencing Business (the "Documentation");

                (h) all Contracts respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of computer program code, related technical or user documentation and databases, in each case used or held for use in the Conferencing Business;

                (i) all data and information, in any medium, including proprietary and confidential information and trade secrets, such as client, customer, supplier and vendor lists, catalogs, research material, technical information, source code and object code used or held for use in connection with any Acquired Assets, and know-how;

                (j) all books, records, files, papers, processes, procedures or software including all software related to full-service audio conference calling services, on-demand reservationless audio conference calling services, web data, video and audio conferencing services and audio and video streaming services, and all delivery platforms, gateways, "on ramp" connections, access points, and client satisfaction software, whether in hard copy or computer format, used or held for use in the Conferencing Business (the assets described in paragraphs
(e) thru (j) of this Section 1.1 are collectively referred to as the "Technology Assets");

                (k) all operational data, creative materials, marketing information, advertising materials, sales and promotional literature, studies, reports, sales records, sales agent records, manuals and data, sales and purchase correspondence, personnel and employment records, billing systems, engineering information, customer files (including customer credit and collection information), historical and financial records, quality control data and any files used or held for use in the Conferencing Business although Seller may maintain copies of the foregoing which shall remain subject to the confidentiality obligations contained herein;

                (l) all office furniture, fixtures and other equipment primarily used or held for use in the operation of the Conferencing Business, including the furniture, fixtures and other equipment set forth on Schedule 1.1(l);

                (m) all warranties, indemnities or other rights and causes of


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action relating to the Acquired Assets;

                (n) all goodwill related to, arising from or used in connection with the Conferencing Business, including goodwill relating to the Intellectual Property;

                (o) to the extent transferable, all permits, licenses, consents, approvals, certificates, variances or other authorizations required in connection with the operation of the Conferencing Business under any Law or Contract (the "Permits");

                (p) any other personal property of Seller as of the Effective Date that is not an Excluded Asset and that is used or held for use in the Conferencing Business;

                (q) all corporate names and tradenames and marks and URL domain rights used or held for use in connection with the Conferencing Business, but excluding the name and mark "ClearOne" and all combinations or derivations thereof; and

                (r) any other asset or Contract listed on Schedule 1.1(r).

        1.2 Excluded Assets. The following assets of Seller (collectively, the "Excluded Assets") shall be retained by Seller, and are not being sold or assigned to Purchaser hereunder:

                (a) all corporate names and tradenames, trademarks or service marks that are used in connection with any of Seller's businesses other than the Conferencing Business;

                (b) notwithstanding anything to the contrary in Section 1.1, assets of Seller that are used in the Conferencing Business and are specifically identified in Schedule 1.2(b);

                (c) all taxpayer and other identification numbers and minute books, stock transfer books, tax returns, corporate seals and all other documents relating to the organization, maintenance, and existence of Seller as a corporation;

                (d) Seller's rights under this Agreement and the agreements to be executed by Seller in connection herewith;

                (e) all cash and cash equivalents of Seller except as reflected on the Closing Date Balance Statement;

                (f) the name and mark "ClearOne" and all combinations or derivations thereof; and

                (g) such other assets of Seller that are only of incidental use in the Conferencing Business and whose exclusion from the Acquired Assets does not have a materially negative impact on the ongoing conduct of the Conferencing Business.

        1.3 Assumed Liabilities. As part of the consideration for the Acquired Assets, subject to Section 1.4, at the Closing, Purchaser shall assume the following liabilities and obligations of Seller to the extent arising from or related to the Conferencing Business or the Acquired Assets (the "Assumed Liabilities"):


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                (a) all obligations or liabilities of Seller to be performed on or after the Effective Date under those Contracts or Permits that are Acquired Assets, in each case solely to the extent legally assigned to Purchaser (other than with respect to the Restricted Contracts), provided such obligations under such Contracts or Permits (including the Restricted Contracts), to the extent required by GAAP, are reflected on the Closing Date Balance Statement and taken into account in the determination of the Final Net Working Capital. Notwithstanding the foregoing, obligations or liabilities arising from or related to any default, breach or violation of any such Contract or Permit (including Restricted Contracts) on or prior to the Effective Date, will not constitute a portion of the Assumed Liabilities. The parties acknowledge that performance obligations not involving payment obligations under Customer Service Contracts (including the Restricted Contracts) accruing on or after the Effective Date will not be taken into account in determining Final Net Working Capital because such obligations are not required to be recognized under GAAP. The obligation to perform services pursuant to such Customer Service Contracts that are part of the Acquired Assets shall be included in the Assumed Liabilities;

                (b) accounts payable and accrued expenses, including accrued salaries, wages, payroll and insurance withholding and accrued vacation obligations of or with respect to Hired Employees, that are current liabilities of Seller arising in the ordinary course of the Conferencing Business, consistent with past practices, in the amounts set forth on Schedule 1.3(b) but solely to the extent reflected on the Closing Date Balance Statement and taken into account in the determination of the Final Net Working Capital;

                (c) accrued excise and state taxes in the amounts set forth on
Schedule 1.3(c) but solely to the extent reflected on the Closing Date Balance Statement and taken into account in the determination of the Final Net Working Capital;

                (d) the liabilities listed on Schedule 1.3(d), but solely to the extent reflected on the Closing Date Balance Statement and taken into account in the determination of the Final Net Working Capital; and

                (e) the liabilities, if any, for WARN Act obligations assumed pursuant to Section 5.1(g).

        1.4  No Other Liabilities Assumed.

                (a) Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall assume and in no event shall be deemed to have assumed, any Liability of Seller or any of its Affiliates whatsoever (collectively, the "Retained Liabilities"), other than as specifically set forth in Section 1.3. The liabilities retained by Seller are herein referred to as the Retained Liabilities. Without limiting the generality of the foregoing, Purchaser is assuming no obligation for, and shall have no responsibility with respect to, Taxes (other than sales, real estate (to the extent assumed under the Sublease) and personal property taxes not yet payable that shall be pro-rated between Purchaser and Seller as of the Effective Date and those Taxes referenced in Section 1.3(c)), liabilities under Environmental Laws or Benefit Plans. Except as expressly provided in Section 1.3 or Section 5.1(g), Purchaser shall not assume any Liabilities with respect to any of Seller's employees, including any Liabilities for employment compensation,


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benefits or severance under any Benefit Plan.

                (b) Notwithstanding any other provision of this Agreement, the obligations of Seller and Purchaser pursuant to this section shall survive the Effective Date and the transactions contemplated by this Agreement. To the extent Purchaser pays or satisfies any Retained Liabilities, Seller shall reimburse Purchaser promptly upon request, except as otherwise specifically provided herein.

        1.5  Procedures for Assets Not Transferable.

                (a) Except as otherwise provided in Section 1.5(b), if there are any Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, with respect to any Permits which comprise a portion of the Acquired Assets or any other property or right included in the Assumed Liabilities or the Acquired Assets as to which such Consents were not obtained (or otherwise are not in full force and effect) (collectively, the "Restricted Assets"), then notwithstanding Section 1.1, Section 1.3 and Section 3.5, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Acquisition shall constitute a sale, conveyance, assignment, transfer or delivery or an attempted sale, conveyance, assignment, transfer or delivery of the Restricted Assets, and following the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the Consent relating to each Restricted Assets as quickly as practicable. Pending the obtaining of such Consents relating to any Restricted Asset, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of the Restricted Asset for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereunder). Once a Consent for the sale, conveyance, assignment, transfer and delivery of a Restricted Asset is obtained, Seller shall (for no additional consideration hereunder) promptly convey, assign, transfer and deliver such Restricted Asset to Purchaser, and Purchaser shall assume the obligations under such Restricted Asset assigned to Purchaser from and after the date of assignment to Purchaser.

                (b) If there are any Consents necessary for the assignment and transfer of any Contracts (other than the Material Customer Contracts) (the "Nonmaterial Consents") that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing (the "Restricted Contracts"), Purchaser shall accept the assignment of such Restricted Contracts, in which case, as between Seller and Purchaser, such Restricted Contracts shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement. Following the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain Consents relating to the Restricted Contracts as quickly as practicable.

        1.6 Waiver of Bulk Sales Laws. Purchaser and Seller hereby waive compliance with the Bulk Sales Laws, and Seller agrees to indemnify and hold harmless Purchaser and its Affiliates from and against any claims arising out of or due to the failure to comply with such Bulk Sales Laws.


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                                   ARTICLE II

                                 PURCHASE PRICE

        2.1 Purchase Price. The aggregate purchase price for the Acquired Assets shall be $21,500,000, plus the assumption of the Assumed Liabilities (the "Purchase Price"), subject to adjustment as provided in Section 2.4.

        2.2 Payment of the Purchase Price. The Purchase Price shall be paid by Purchaser to Seller at the Closing by: (a) assumption of the Assumed Liabilities; (b) delivery of the Escrow Amount in readily available funds to the Escrow Agent as provided in Section 2.3; and (c) delivery to Seller of the Closing Date Adjusted Purchase Price, less the Escrow Amount.

        2.3 Escrow. At Closing, Purchaser shall deposit an amount equal to $1,300,000 (the "Escrow Amount") with an escrow agent jointly selected by Purchaser and Seller (the "Escrow Agent"), which amount shall be withheld from the Purchase Price. The parties acknowledge and agree that $300,000 of the Escrow Amount shall be used for the purpose of securing the post-Closing purchase price adjustment set forth in Section 2.4 (the "Working Capital Escrow Amount") and $1,000,000 of the Escrow Amount shall be used for the purpose of securing the Seller's indemnification obligations pursuant to Section 7.2 (the "Indemnity Escrow Amount"). The Escrow Amount shall be administered in accordance with the provisions of an Escrow Agreement in the form attached hereto as Exhibit A (the "Escrow Agreement"). The Escrow Amount shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party and shall be held and disbursed solely for the purposes and in accordance with the respective terms thereof.

        2.4 Net Working Capital Purchase Price Adjustments. The Purchase Price shall be subject to adjustment as follows:

                (a) At the Closing, Seller shall deliver to Purchaser a statement of selected balance sheet items (the "Closing Date Balance Statement") with respect to the Conferencing Business as of the Effective Date, which items shall be prepared in accordance with GAAP. The Closing Date Balance Statement shall be accompanied by: (i) all relevant backup materials and schedules along with a certificate from Seller's Chairman of the Board and Controller or Principal Accounting Officer certifying as to the reasonableness of the estimates, all in detail reasonably acceptable to Purchaser; and (ii) a statement setting forth the calculation of the Closing Date Net Working Capital. If the Closing Date Net Working Capital is less than the Net Working Capital Target Amount, the amount of such deficiency shall be deducted from the Purchase Price at the Closing. The Purchase Price, as adjusted pursuant to this section shall be deemed to be the "Closing Date Adjusted Purchase Price."

                (b) Within ninety (90) days of the Effective Date, Purchaser will review the Closing Date Balance Statement and the calculation of the Closing Date Net Working Capital and if Purchaser disputes the calculation of Closing Date Net Working Capital, Purchaser shall notify Seller in writing (the "Dispute Notice") of the amount, nature and basis of such dispute. Seller shall have twenty (20) Business Days from the receipt of the Dispute Notice to dispute Purchaser's adjustment to the Closing Date Net Working Capital. If Seller fails to dispute such adjustment, then the adjustment shall be final and conclusive.


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In the event of a dispute, Purchaser and Seller shall first use their diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within thirty (30) Business Days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by Purchaser and Seller or, if Purchaser and Seller fail or refuse to select a firm within ten (10) calendar days after written request therefor by Purchaser or Seller, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the American Arbitration Association (the "Chosen Firm"). All determinations pursuant to this section shall be in writing and shall be delivered to the parties. The determination of the Chosen Firm as to the resolution of any dispute shall be binding and conclusive upon all parties. A judgment on the determination made by the Chosen Firm pursuant to this section may be entered in and enforced by any court having jurisdiction thereover. The fees and expenses of the Chosen Firm in connection with the resolution of disputes pursuant to this section shall be shared equally by Purchaser and Seller; provided, however, that if the Chosen Firm determines that one party has adopted a position or positions with respect to the calculation of Closing Date Net Working Capital that is frivolous or clearly without merit, the Chosen Firm may, in its discretion, assign a greater portion of any such fees and expenses to such party. The final amount of the Closing Date Net Working Capital as determined pursuant to this section shall be the "Final Net Working Capital."

                (c) Payments on Account of Adjustments. If the Final Net Working Capital is less than the Closing Date Net Working Capital, then the Escrow Agent shall pay the difference to Purchaser from the Working Capital Escrow Amount in accordance with the terms of the Escrow Agreement. If the amount of the difference between the Final Working Capital and the Closing Date Net Working Capital exceeds the Working Capital Escrow Amount, then Seller shall immediately pay such additional amount in cash to Purchaser.

        2.5 Method of Payment. The payments being made from one party to another under this Agreement are being made by wire transfer of immediately available federal funds in United States dollars to an account previously designated in writing by the party to receive such payment.

        2.6 Allocation of Purchase Price. Within thirty (30) days from the Effective Date, the parties shall allocate the Purchase Price among the Acquired Assets and such allocation shall be attached to this Agreement as Schedule 2.6. Such allocation is intended to comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. Seller and Purchaser shall file Form 8594 with their respective Tax Returns consistent with such allocation. The parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any Federal, state or local tax, including the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to this Section 2.6. The parties shall not take any action or position inconsistent with the obligations set forth in this Agreement. Seller agrees to indemnify and hold Purchaser and its Affiliates harmless and Purchaser hereby agrees to indemnify and hold Seller harmless, from and against any and all losses, liabilities and expenses (including additional income taxes and reasonable fees and disbursements of counsel) that may be incurred by the indemnified party as a result of the failure of the indemnifying party so to report the sale and purchase of the Acquired Assets as required by applicable Laws.


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        2.7 Taxes. Seller shall pay all Taxes and fees imposed by Governmental
Authorities and required to be paid in connection with or arising from the sale, transfer, or assignment of the Acquired Assets.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct on the Effective Date except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article III.

        3.1 Due Incorporation. Seller is a corporation, duly organized and validly existing and in good standing under the laws of the State of Utah with all requisite corporate power and authority to own, lease and operate the Acquired Assets. Seller is duly authorized to do business and in good standing in each other jurisdiction in which either the nature of the activities conducted by it or ownership of the Acquired Assets requires it to be so qualified and where the failure to so qualify would have a Material Adverse Effect, each of which jurisdiction is set forth on Schedule 3.1.

        3.2 Due Authorization. Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action by the board of directors of Seller ("Seller's Board of Directors") and no other corporate proceedings or actions (including any action or proceeding by the Seller's shareholders) are required to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. The execution, delivery and performance by Seller of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby: (a) do not, and will not, violate or conflict with any provision of the articles of incorporation, bylaws or other governing documents of Seller; (b) except for the Restricted Contracts requiring the consent to assign of the counterparty(ies) thereto for the assignment to be lawful, do not, and will not, violate or constitute a default under any Law or any Contract to which Seller is a party, or by which it or any of the Acquired Assets are bound; and (c) will not result in the creation of any Encumbrance upon the Acquired Assets, or permit the acceleration of the maturity of any indebtedness secured by the Acquired Assets. No notice to, filing with, authorization of, exemption by, or Consent of any Person is required in order for Seller to consummate the transactions contemplated hereby, except as set forth on Schedule 3.2 or as shall have been obtained on or prior to the Effective Date.

        3.3 Capitalization. The authorized capitalization of Seller consist of 50,000,000 shares of common stock, par value $0.001 per share, of which 11,195,619 shares are issued and outstanding.

        3.4 No Adverse Change. Except as set forth in Schedule 3.4, since April 30, 2004, the Conferencing Business has been operated only in the usual, regular


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and ordinary course and manner and there has not been any: (a) material loss or damage or other material adverse change to any of the Acquired Assets (whether or not covered by insurance); (b) sale, transfer or disposition of any of the Acquired Assets; (c) Encumbrance placed on any of the Acquired Assets; (d) change in the accounting systems, tax elections, policies or practices of Seller related to the Conferencing Business; (e) Contract, with respect to the Conferencing Business, entered into by Seller other than in the ordinary course of business; (f) notice of any actual or threatened labor trouble, strike, walk out, picketing, boycott or other similar occurrence; (g) cancellation, without fair consideration, of any liability due with respect to the Conferencing Business; (h) modification, cancellation or termination of any Material Contract or Material Customer Contract; or (i) any other event that has had a Material Adverse Effect on the Conferencing Business.

        3.5 Title to and Condition of Assets. Seller has good and valid title to the Acquired Assets (including the assets reflected in the Financial Schedules). Seller has delivered to Purchaser original title certificates for each certificated asset, if any, included within the Acquired Assets. Seller hereby conveys the Acquired Assets to Purchaser and hereby vests in Purchaser good and valid title to the Acquired Assets (except for the Restricted Contracts requiring the consent to assign of the counterparty(ies) thereto for the assignment to be lawful), free and clear of any Encumbrance (including any finance or equipment lease), except Permitted Encumbrances. Except for the Excluded Assets, the Acquired Assets include all material assets used in the Conferencing Business as it is presently conducted and has heretofore been conducted. The furniture, fixtures and equipment, including all computer equipment, conferencing and conferencing related equipment, devices, messaging and messaging related equipment, that are Acquired Assets are in normal operating condition, reasonable wear and tear excepted.

        3.6 Financial Schedules. A true and correct copy of the Financial Schedules is set forth on Schedule 3.6(a). The Financial Schedules are true, complete and correct in all material respects, and except as reflected on
Schedule 3.6(b), have been prepared in accordance with GAAP consistently applied and properly reflect all of the assets and liabilities of the Conferencing Business as then in existence and fairly present the financial condition of the Conferencing Business and the results of operations of the Conferencing Business as of the dates thereof and the periods then ended. The Financial Schedules have been prepared in accordance with the books and records of Seller and do not reflect any transactions that are not bona fide.

        3.7 Taxes. All Taxes of Seller, which if not properly determined would create or impose a lien on any Acquired Asset, have been properly determined in accordance with applicable rules and regulations and have been timely paid in full if due and if not due will be timely paid when due. Seller has duly and timely filed all Tax Returns of every nature required to be filed by it, in every jurisdiction in which the same may have been so required and has paid all Taxes disclosed on such returns. Each such Tax Return is true and complete and Seller does not have and will not have any additional Liability with respect to such Tax Returns which Liability will create or impose a lien on any Acquired Asset. All Taxes that Seller is required by law to withhold or collect, including sales and use taxes and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. No material Tax Return of Seller is under audit or examination, and no written notice of such an audit or examination has been received by Seller.


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        3.8 Agreements.

                (a) Schedule 3.8(a)(i) sets forth an accurate and complete list of all Contracts relating to the Conferencing Business, including all Customer Service Contracts, debts, loans, security agreements, equipment and other leases, and identifies the nature of each Contract. Schedule 3.8(a)(ii) identifies each Material Customer. Seller has delivered to Purchaser true and complete copies of each Contract listed on Schedule 3.8(a)(i) and Schedule 3.8(a)(ii) and has executed originals of such Contracts. Each such Contract is in full force and effect and the legal and binding obligation of Seller, enforceable in accordance with its terms against Seller and the other party thereto. No event of default by Seller is in effect with respect to any such Contract or lease, no event of default by the other party or parties to such Contract or lease exists and no circumstance exists that, with notice or lapse of time or both, would constitute an event of default by any party thereto.

                (b) Certain Material Customers and Nonmaterial Customers listed on Schedule 3.8(a) have entered into standard terms and conditions agreements with Seller (the "Standard Terms"), in substantially the form attached as Exhibit B. Except with respect to pricing, the Standard Terms entered into by each Material Customer and Nonmaterial Customer does not contain any additional material terms or material deviations from Exhibit B.

                (c) Schedule 3.8(c) sets forth an accurate and complete list of all employment, consultant or independent contractor agreements and employee, consultant or independent contractor non-competition or confidentiality agreements currently in effect relating to the Conferencing Business. Seller has delivered to Purchaser a true and complete copy of all agreements listed on
Schedule 3.8(c).

        3.9 Permits. Seller holds the Permits described on Schedule 3.9 (each of which is in full force and effect) and no other Permits are necessary for the lawful operation of the Conferencing Business by Seller or its ownership of the Acquired Assets. Seller has not received notice of termination, revocation or modification of any Permit and is not delinquent in the payment of any Taxes or fees with respect to Seller's Permits. Seller has delivered true, correct and complete copies of each Permit to Purchaser.

        3.10 Litigation. There are no claims, actions, suits, disputes, proceedings, inquiries or governmental investigations (each, a "Proceeding") pending or threatened against or affecting the Conferencing Business or any of the Acquired Assets or relating to the transactions contemplated by this Agreement. Seller is not named in any order, judgment, decree, stipulation or consent of or with any Governmental Authority that affects or may affect the Conferencing Business, the Acquired Assets or the transactions contemplated by this Agreement. Schedule 3.10 sets forth and describes all Proceedings relating to the Conferencing Business in the three (3) years prior to the Effective Date.

        3.11 Customers. Except as set forth in Schedule 3.11, to Seller's
Knowledge: (i) since April 30, 2004, no Material Customer has discontinued or materially limited its purchases from or dealings with Seller; and (ii) Seller has not received written or oral notice from any such Material Customer indicating that such Material Customer intends to terminate or materially reduce its purchases from or dealings with the Conferencing Business in the future. Seller has no Contracts with any customer of the Conferencing Business that do not constitute, or are not set forth in, Customer Service Contracts.

        3.12 Accounts Receivable; Deferred Revenue. All of the accounts receivable pertaining to the Conferencing Business are owned by and in the name of Seller, and Schedule 3.12 sets forth all accounts receivable of the Conferencing Business outstanding as of the Effective Date, presented on an aged basis, and separately identifies the name of each account debtor and the total amount of each related accounts receivable. All of Seller's accounts receivable represent bona fide amounts owed for products previously delivered or services previously rendered and none of Seller's accounts receivable represent a billing for products not yet delivered or services not yet performed. No portion of any accounts receivable is subject to any counterclaim, defense or setoff or is otherwise in dispute. Seller has not accepted any prepayment or other payment for products to be delivered or services to be performed on or after the Effective Date. Seller does not have any Deferred Revenue.

        3.13 Insurance.

                (a) Schedule 3.13(a) sets forth a list of all insurance policies carried by Seller with respect to the Acquired Assets or the Conferencing Business, and also sets forth an accurate list of all insurance loss runs and worker's compensation claims received for the most recently ended three (3) policy years with respect to the Conferencing Business. Summaries of all insurance policies carried by Seller with respect to the Acquired Assets or the Conferencing Business that are presently in effect have been provided to Purchaser and all such insurance policies have been issued by insurers of recognized responsibility and currently are, and will remain without interruption through the Effective Date, in full force and effect.

                (b) Except as set forth in Schedule 3.13(b), no insurance carried by Seller with respect to the Acquired Assets or the Conferencing Business has been canceled by the insurer during the past five (5) years, and Seller has never been denied insurance coverage with respect to the Acquired Assets or the Conferencing Business in any material regard or to any material degree.

        3.14 Intellectual Property.

                (a) Schedule 3.14 sets forth a complete and correct list of the Intellectual Property used or held for use in the Conferencing Business and all licenses or similar agreements or arrangements with respect to the Intellectual Property used or held for use in the Conferencing Business to which Seller is a party either as licensee or licensor. Seller owns and possesses all right, title and interest in and to, or has a valid, enforceable and transferable license to use, the Intellectual Property and the Intellectual Property constitutes all intellectual property rights necessary or desirable for the operation of the Conferencing Business. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made or is currently outstanding or, to Seller's Knowledge, is threatened. Seller has not received any notices of and is not aware of any facts that indicate a likelihood of any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property, including any demand or request that Seller license rights from, or make royalty payments to, any Person. To Seller's Knowledge, Seller has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and Seller is not aware of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the Conferencing Business or the Acquired Assets.

                (b) Procedures for Protection. Seller has taken all necessary action to maintain, safeguard and protect all of the Intellectual Property and the trade secrets related to the Conferencing Business, and Seller has taken all steps required by applicable Law to protect and secure the trade secrets related to the Conferencing Business.

                (c) Personnel Agreements. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any Acquired Assets or Intellectual Property on behalf of Seller either: (i) have been party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable Law, that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective and exclusive ownership of all tangible and intangible property thereby arising.

        3.15 Environmental Matters. With respect to the Conferencing Business or the Premises: (a) Seller has not received any notice of any noncompliance with any Environmental Law or any Liability or remedial or corrective obligation thereunder or any investigation or proceeding relating thereto; (b) to Seller's Knowledge, no asbestos-containing materials, polychlorinated biphenyls, other Pollutants or underground storage tanks have been shipped from, used at, disposed of on, or are otherwise located at or under the Premises; (c) to Seller's Knowledge, no property adjacent to the Premises: (i) has been used for the disposal, processing or treatment of waste or Pollutants or as a dump site; or (ii) contains, or has contained, any underground storage tanks; and (d) no facts, events or circumstances with respect to the past or present operations by Seller or its Affiliates or predecessors on or at the Premises or, to Seller's Knowledge, the condition or operation of the Premises prior to Seller's occupancy thereof, would prevent continued compliance with, or give rise to any material liability (contingent or otherwise) under any Environmental Law.


        3.16 Employment Matters.

                (a) Schedule 3.16(a) sets forth: (i) all present employees (including any leased or temporary employees) and independent contractors of Seller engaged in the Conferencing Business; (ii) each employee's or independent contractor's current rate of compensation; and (iii) each such employee's accrued vacation, if applicable. Schedule 3.16(a) also sets forth any employee engaged in the Conferencing Business who is absent from work due to a work-related injury, is receiving workers' compensation or is receiving disability compensation. Except as set forth in Schedule 3.16(a), there are no unpaid wages, bonuses or commissions owed to any employees or independent contractors engaged in the Conferencing Business (other than those not yet due and that have been accrued in the financial books and records of Seller and that, to the extent unpaid as of the Effective Date, will be reflected as accrued expenses on the Closing Date Balance Statement).

                (b) Except as set forth in Schedule 3.16(b), Seller: (i) has not experienced any organized slowdown, organized work interruption, strike or work stoppage by employees engaged in the Conferencing Business; (ii) is not party to, nor obligated by, any oral or written agreement, collective bargaining agreement or other similar agreement, regarding the rates of pay, working conditions or other terms of employment of any of the employees of Seller engaged in the Conferencing Business; or (iii) is not obligated under any agreement or otherwise obligated to recognize or bargain with any labor organization or union on behalf of any of the employees engaged in the Conferencing Business.

                (c) Except as set forth in Schedule 3.16(c): (i) neither Seller nor any of its officers, directors, or employees engaged in the Conferencing Business has been charged or, to the Seller's Knowledge, threatened with, the charge of any unfair labor practice, grievance, arbitration, negotiation, suit or action by any employee of Seller engaged in the Conferencing Business or representative of Seller's employees engaged in the Conferencing Business and no complaint or charge is pending against Seller before the National Labor Relations Board or any state or local agency; and (ii) Seller is in compliance with all Laws concerning the employer-employee relationship and with all agreements relating to the employment of its employees engaged in the Conferencing Business, including applicable wage and hour laws, workers' compensation laws, occupational safety laws, unemployment laws and social security laws.

                (d) Except as set forth in Schedule 3.16(d): (i) all officers, employees and agents of Seller engaged in the Conferencing Business are employees at-will, terminable on two weeks notice or less without penalty; and
(ii) there are no outstanding agreements or arrangements with respect to severance payments with current or former employees of Seller engaged in the Conferencing Business.

        3.17 Compliance with Laws. Seller has complied with all Laws applicable to the Conferencing Business, the Premises and the Acquired Assets and no claims have been filed against Seller alleging a violation of any such Laws. Seller has not given or agreed to give any money, gift or similar benefit to any actual or potential customer, supplier, government employee, insider or any other Person to assist or hinder a seller in connection with any actual or proposed transaction.

        3.18 Employee Benefits. Except as set forth in Schedule 3.18, Seller does not maintain any Benefit Plans, including a welfare plan within the meaning of Section 3(1) of ERISA or a pension plan within the meaning of Section 3(2) of ERISA. None of Seller's Benefit Plans is subject to Title IV of ERISA or constitutes a multi-employer plan, and all of the Benefit Plans comply in form and have been administered and operated in accordance with all requirements of applicable Law. There have been no claims against any of Seller's Benefit Plans in excess of ten thousand dollars ($10,000) during any twelve (12) month period.

        3.19 Adequacy of Technology Assets. Except as set forth in Schedule 3.19, the Acquired Assets include the source code (other than source code for shrink-wrap software generally commercially publicly available), system documentation, statements of principles of operation and schematics for all

Technology Assets, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The Documentation also includes any programs owned or licensed by Seller (including compilers), "workbenches," tools and higher level (or "proprietary") languages used for the development, maintenance and implementation of the Technology Assets.

        3.20 Third-Party Components in Software Programs. Seller has validly and effectively obtained the right and license to the third-party software contained in the Technology Assets and Documentation pursuant to the Contracts. The Technology Assets and Documentation contain no other programming or materials in which any third party may claim superior, joint or common ownership.

        3.21 Third-Party Interests or Marketing Rights in Software Programs. Except as set forth in Schedule 3.21, Seller has not granted, transferred or assigned any right or interest in the Technology Assets, the Documentation or the Intellectual Property to any Person. There are no contracts, agreements, licenses and other commitments and arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Technology Assets, the Documentation or Intellectual Property by any salesperson, distributor, sublicensor or other remarketer or sales organization.

        3.22 Competing Conferencing Business Interests. Other than the Conferencing Business, the Retained Business and as described on Schedule 3.22, neither Seller nor any of its Affiliates engages in any business activity relating to full-service audio conference calling, on-demand reservationless audio conference calling, web data, video and audio conferencing and audio and video streaming.

        3.23 Transactions with Related Parties. Except as set forth in Schedule 3.23, neither Seller nor any employee, officer, director (or immediate family member of any of the foregoing) or Affiliate of Seller ("Related Parties") has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Conferencing Business. No Related Party owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has: (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed on Schedule 3.23, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms; or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a "Competing Business") in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or over-the-counter market. Except as set forth on
Schedule 3.23, no Related Party is a party to any Contract with, or has any claim or right against, Seller.

        3.24 Disclosure. Neither this Agreement nor any of the Schedules or Exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

        3.25 Brokers. Seller has not incurred any Liability for brokerage or finders' fees or agents' commission or other similar payment in connection with the Acquisition.

        3.26 No Limitation. No investigation or due diligence conducted by, or knowledge obtained by, Purchaser shall limit, modify or negate any of the foregoing representations and warranties.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser and Purchaser's Parent jointly and severally represent and warrant to Seller as of the Effective Date as follows:

        4.1 Due Incorporation. Purchaser is a corporation duly organized and validly existing under the laws of the State of Georgia with full corporate authority to conduct its business as it is now conducted.

        4.2 Due Authorization. Purchaser and Purchaser's Parent have the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and Purchaser's Parent have been duly authorized by all necessary corporate action on the part of Purchaser and Purchaser's Parent. This Agreement has been duly executed and delivered by Purchaser and Purchaser's Parent and constitutes the legal, valid and binding obligation of Purchaser and Purchaser's Parent enforceable in accordance with its terms. No notice to, filing with, authorization of, exemption by or Consent of any Person is required in order for Purchaser and Purchaser's Parent to consummate the transactions contemplated hereby, except as shall have been obtained on or prior to the Effective Date.

        4.3 Brokers. Purchaser has not incurred any Liability for brokerage or finders' fees or agents' commission or other similar payment in connection with the Acquisition.

                                    ARTICLE V

                                    COVENANTS


        5.1 Employees of the Conferencing Business.

                (a) Purchaser shall offer employment commencing on the Effective Date to all employees of Seller who are engaged in the Conferencing Business (such employees who accept the terms and conditions of such offer and who are employed by Purchaser are hereinafter referred to as "Hired Employees"). Seller agrees to terminate or cause to be terminated the employment of such employees who agree to become Hired Employees effective as of the Effective Date. Purchaser's offer of employment to each employee that it is required to offer employment to hereunder shall contain a salary and benefit package which shall be substantially comparable to such employee's salary, wage and benefits as of the Effective Date (excluding Seller's stock option plan). All such employees shall be offered, and, if they become Hired Employees, given, full credit for years of service and fractions thereof with Seller for eligibility, vesting and benefit determination purposes, under non-severance employee benefit plans maintained by Purchaser, including but not limited to, vacation, medical, dental and sick pay plans, 401(k) plans and qualified and non-qualified retirement plans. Such employees shall be offered, and to the extent they become Hired Employees, shall receive immediate coverage under medical and dental plans of Purchaser with no waiting period, no requirement of a physical examination or evidence of insurability and non exclusion of coverage for pre-existing conditions; provided that such pre-existing conditions are covered by Seller's medical and dental plans. Except as otherwise provided in this Section 5.1, Seller shall remain solely responsible for all employees that are not Hired Employees and all claims related thereto.

                (b) Except for accrued salaries of Hired Employees and the other Assumed Liabilities under Section 1.3, Seller shall pay or shall cause to be paid (or arrange for its insurance carriers to pay) all amounts due Hired Employees, through the Effective Date, including amounts due as wages or salary, on account of severance, health claims, bonus and other benefits for such employees through the Effective Date when and as the same become due.

                (c) The active participation by all Hired Employees in Benefit Plans of Seller will cease as of the Effective Date. Purchaser will not assume or continue, and will have no responsibility or Liability to the Hired Employees or any other Person under or with respect to, any Benefit Plans of Seller.

                (d) Seller shall continue to make or shall cause to be made all required contributions to any Benefits Plan of Seller on behalf of the employees of the Conferencing Business through and including the Effective Date and will fully vest the active employees of the Conferencing Business under any such Benefits Plan who become Hired Employees as of and following the Effective Date. Seller shall take or shall cause to be taken all actions as of and following the Effective Date as may be legally required to so vest such employees.

                (e) The provisions of this Agreement are for the benefit of Purchaser and Seller only and no employee of Seller or any other Person shall have any rights hereunder. Nothing herein expressed or implied shall confer upon any employee of Seller, any other employee or legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at will.

                (f) Seller will be responsible for making continuation coverage under Code Section 4980B and Sections 601-608 of ERISA ("COBRA") available to any Hired Employee and any eligible spouse or dependent who experiences a "qualifying event," as defined in Code Section 4980B(f)(3), before or as of the Effective Date. Purchaser will be responsible for making continuation coverage under COBRA available to any Hired Employee and any eligible spouse or dependent who experiences a "qualifying event," as defined in Code Section 4980B(f)(3), after the Effective Date. Purchaser will not pay for, fund or subsidize the purchase of COBRA continuation coverage by or on behalf of any Hired Employee, spouse or dependent after the Closing.

                (g) Seller shall indemnify Purchaser against liability for all costs and liabilities arising out of the termination of any of Seller's employees who are not Hired Employees, including: (i) administration and payment of severance benefits, if any, and if provided, out placement assistance; (ii) except as provided otherwise in Section 1.3, accrued salary, wages, vacation and benefits, whether or not payable under an employment contract or agreement;
(iii) providing COBRA benefits as required under applicable law; and (iv) any other related obligations; provided, however, that Purchaser will be responsible for satisfying any and all obligations arising under the WARN Act solely in connection with the sale of the Conferencing Business and the termination by Seller of the employees of the Conferencing Business (and only such employees) pursuant to the closing of the transaction contemplated by this Agreement. Seller acknowledges that in connection with and pursuant to the Closing, all employees of the Conferencing Business will be terminated by Seller, and Purchaser will be responsible for satisfying any and all obligations to them under the WARN Act. Purchaser shall also indemnify Seller against liability for all such costs and liabilities of the type described in clauses (i) through (iv) of this paragraph with respect to all Hired Employees who are terminated after the Closing to the extent accrued on the Closing Date Balance Statement or incurred after the Closing.

        5.2 Transition Cooperation; Mail Received After Closing.

                (a) Seller agrees to cooperate with Purchaser, at Purchaser's expense, to facilitate the transfer of all utilities servicing the Conferencing Business into Purchaser's name, including the transfer of any telephone numbers, electrical service, water and sewage.

                (b) Following the Closing, Purchaser may receive and open all mail addressed to Seller at the Premises that Purchaser reasonably believes relates to the Conferencing Business, the Acquired Assets or the Assumed Liabilities, and, to the extent that such mail and the contents thereof relate only to the Conferencing Business, the Acquired Assets or the Assumed Liabilities, deal with the contents thereof at its discretion subject to the terms herein. From and after the Closing, the parties shall promptly forward or cause to be forwarded to one another a copy of any mail received by them that relates both to: (i) the Conferencing Business, the Acquired Assets or the Assumed Liabilities; and (ii) Seller's other businesses.

                (c) Following the Closing, Seller hereby grants to Purchaser the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of Seller, any checks, drafts, documents and instruments constituting payment of any notes or accounts receivable included in the Acquired Assets and that are payable to, payable to the order of, or endorsed in favor of Seller or any agent of Seller. Seller agrees promptly to endorse and pay over or cause to be endorsed and paid over to Purchaser, without deduction or offset, the full amount of any such payment received by Seller after the Closing in respect of goods sold or services rendered as part of the Conferencing Business.

        5.3 Post-Closing Expenses. Seller is responsible for all expenses (other than those related to Assumed Liabilities) related to the Conferencing Business and accruing prior to the Effective Date and Purchaser is responsible for all Assumed Liabilities. Purchaser will forward invoices for expenses before the Effective Date and Seller shall pay such invoices directly to the payee. In order to assure Purchaser of no disruption in services, Purchaser will pay any invoices which reflect expenses relating to both the period before and after the Effective Date, however, Seller shall remain obligated for its portion of such expenses. Before paying any such invoices, however, Purchaser shall upon receipt of the same, promptly forward a copy of the invoices to Seller at the address set forth in Section 11.2. If Seller reasonably and in good faith disputes any claim for payment alleged to be due in the invoice, then within five (5) business days of its receipt of the same, it may communicate such dispute in writing to Purchaser. Purchaser shall be free to pay or not pay all of such invoice, but to the extent it pays any amount which Seller disputes in writing, it shall only be entitled to reimbursement from Seller if the alleged underlying obligation is ultimately determined to have been owing pursuant to the arbitration provisions of Article X, or if compulsory process is necessary to fully determine the validity of such underlying obligation, by a court of appropriate jurisdiction. If Purchaser agrees not to pay any such disputed portion, Seller shall indemnify Purchaser against liability for the same and any damages suffered by Purchaser as a consequence thereof should it ultimately be determined in the manner provided above that the disputed portion was in fact due and owing. Subject to the foregoing, on or before thirty (30) days after the Effective Date, Purchaser and Seller will provide each other with a list of all such pro-rated, pre-paid and post-paid expenses. Purchaser and Seller shall reimburse each other for any amounts due each other at that time and thereafter within ten (10) days after receipt of proof of payment of any such expenses.

        5.4 Payment of Retained Liabilities. Seller shall pay in full, or make adequate provision for the payment in full of, all Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Purchaser reasonably determines that failure to make any payments will impair Purchaser's use or enjoyment of the Acquired Assets or conduct of the Conferencing Business as previously conducted by Seller with the Acquired Assets, Purchaser may, at any time after the Effective Date, elect to make all such payments directly (but shall have no obligation to do so) and the full amount of all such payments shall be reimbursed to Purchaser from the Indemnity Escrow Amount. The foregoing notwithstanding, at least five (5) business days prior to the making of any such payment, Purchaser shall notify Seller in writing of its intent to make such payment. If Seller reasonably and in good faith believes that such payment is not owing, then within five (5) business days of its receipt of the same, it may communicate the same to Purchaser in writing. Purchaser shall be free to pay or not pay such Liability, but to the extent it pays any amount which Seller disputes in writing, it shall only be entitled to reimbursement from Seller if the alleged underlying obligation is ultimately determined to have been owing pursuant to the arbitration provisions of Article X, or if compulsory process is necessary to fully determine the validity of such underlying obligation, by a court of appropriate jurisdiction. If Purchaser agrees not to pay any such disputed portion, Seller shall indemnify Purchaser against liability for the same and any damages suffered by Purchaser as a consequence thereof, should it ultimately be determined in the manner provided above that the disputed portion was in fact due and owing.

        5.5 Further Assurances. All deliveries, payments and other transactions and documents relating to the transactions contemplated herein shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived in writing satisfaction or performance thereof as a condition precedent to Closing). Each party shall, at the request of any other party from time to time and at any time, whether on or after the Effective Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets, or for the assumption of the Assumed Liabilities, or to otherwise satisfy and perform the obligations of the parties hereunder. Without limiting the generality of the foregoing, Seller shall, upon the request of Purchaser, in a timely manner on and after the Effective Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser Seller's rights to, the Acquired Assets.

        5.6 Confidentiality and Announcements. Except as and to the extent required by Law, without the prior written consent of the other party, neither Purchaser nor Seller shall, and each will direct its respective representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or to permit the disclosure of, the terms of the transaction contemplated by this Agreement. If either party, in the opinion of outside legal counsel to such party, is required by Law or the rules of any exchange or the listing rules of the Nasdaq National Market or any other applicable market, to make any such disclosure, such party must first provide the other party the content of the proposed disclosure, the reasons that such disclosure is required by Law and the time and place that the disclosure will be made. The parties agree to consult with each other to prepare a mutually acceptable press release to be issued immediately following the Effective Date and the Closing.

                                   ARTICLE VI

                                     CLOSING

        6.1 Closing. The consummation of the transactions contemplated in this Agreement (the "Closing") will take place at the offices of Parsons, Behle & Latimer, 201 South Main, Suite 1800, Salt Lake City, Utah 84111-2218 at 6:00 a.m. Salt Lake City, Utah time, on July 1, 2004 or at such other place and time as the parties have mutually agreed in writing.

        6.2 Conditions to Obligation of Purchaser. The obligations of Purchaser to purchase the Acquired Assets and assume the Assumed Liabilities at the Closing are subject to the satisfaction of each of the following conditions, unless explicitly waived by Purchaser in writing:

                (a) (i) Seller shall have performed and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied at or prior to the Closing;

                       (ii) each of the representations and warranties of Seller and contained herein was true and correct in all material respects as of the Effective Date and is true and correct in all material respects as of the Effective Date (disregarding for the purposes of the condition set forth in this Section 6.2(a)(ii) any "Material Adverse Effect" or other "materiality" qualifier contained in any such representations or warranties); and

                       (iii) Purchaser shall have received a certificate signed by a duly authorized executive officer of Seller to the foregoing effect.

                (b) All required Consents from Governmental Authorities for the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to Purchaser and its counsel and shall remain in full force and effect as of the Effective Date.

                (c) All required Consents for the transfer of the Material Customer Contracts shall have been obtained in form and substance reasonably satisfactory to Purchaser and its counsel, which Consents shall remain in full force and effect as of the Effective Date.

                (d) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental Authority of competent jurisdiction or any other legal restraint or prohibition preventing any transfer contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened Proceedings by any Governmental Authority or by any other Person challenging or in any manner seeking to restrict or prohibit the sale of the Acquired Assets or the consummation of any other transactions contemplated hereby.

                (e) Since the Effective Date, there shall not have been any event, occurrence, development or state of circumstances or facts or change (including any damage, destruction or other casualty loss) affecting the Acquired Assets or the Conferencing Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

                (f) Purchaser shall have received a certificate from the Secretary or comparable official of Seller, dated as of the Effective Date, attesting to Seller's Board of Directors resolutions and authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated to be executed, performed and delivered by Seller hereunder, and to the incumbency of the officer(s) executing this Agreement or any other agreement contemplated hereby on behalf of Seller.

                (g) Purchaser shall have received a counterpart of the Escrow Agreement, duly executed by Seller.

                (h) Purchaser and Purchaser's Parent shall have received an opinion dated as of the Effective Date and addressed to Purchaser and Purchaser's Parent from Parsons Behle & Latimer, legal counsel for Seller, substantially in the form attached hereto as Exhibit C.

                (i) Purchaser shall have received a Bill of Sale, in form attached hereto as Exhibit D, duly executed by Seller (the "Bill of Sale"), and such other instruments as may be reasonably requested by Purchaser to transfer full legal and beneficial ownership of the Acquired Assets to Purchaser, free and clear of Encumbrances other than Permitted Encumbrances.

                (j) Purchaser shall have received a counterpart of the Assignment and Assumption Agreement, in the form attached hereto as Exhibit E, duly executed by Seller, whereby Seller will assign, and Purchaser will assume, the Assumed Liabilities (the "Assignment and Assumption Agreement").

                (k) Purchaser shall have received a counterpart of the Sublease Agreement in the form attached hereto as Exhibit F, duly executed by Seller and the owner of the Leased Real Property (the "Sublease Agreement").

                (l) Purchaser shall have received a counterpart of the Transition Services Agreement, in the form attached hereto as Exhibit G, duly executed by Seller (the "Transition Services Agreement").

                (m) Purchaser shall have received executed originals or copies of each Customer Service Contract or other Contract in Seller's possession.

                (n) Purchaser shall have received written estoppel certificates, Consents, waivers and subordination, nondisturbance and attornment agreements, in form and substance reasonably satisfactory to Purchaser and its counsel, from all applicable lessors and mortgagees of the Leased Real Property.

                (o) Purchaser shall have received evidence reasonably satisfactory to Purchaser and its counsel that all mortgages, security interests, collateral assignments and other Encumbrances (other than Permitted Encumbrances) on any of the Acquired Assets shall have been released, discharged and terminated in full and the relevant Acquired Assets or other assigned collateral shall have been returned to the relevant party.

                (p) Seller shall have provided Purchaser with any applicable clearance certificate or similar document(s) that may be required by any Governmental Authority in order to relieve Purchaser of any obligation to withhold any portion of the Purchase Price.

                (q) Seller shall deliver possession of the Acquired Assets to Purchaser where such assets are located as of the Effective Date, which shall be in Salt Lake City, Utah.

                (r) Purchaser shall have received all other documents, instruments and certificates in connection with the transactions contemplated by this Agreement as Purchaser may reasonably request in form and substance reasonably satisfactory to Purchaser and its counsel.

        6.3 Conditions to Obligation of Seller. The obligations of Seller to sell the Acquired Assets at the Closing are subject to the satisfaction of each of the following conditions, unless explicitly waived in writing by Seller:

                (a) (i) Purchaser shall have performed and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied by it at or prior to the Closing;

                       (ii) each of the representations and warranties of Purchaser contained herein was true and correct in all material respects as of the Effective Date and is true and correct in all material respects at and as of the Effective Date; and

                       (iii) Seller shall have received a certificate signed by a duly authorized officer or representative of Purchaser to the foregoing effect.

                (b) All required Consents from Governmental Authorities for the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to Seller and its counsel and shall remain in full force and effect as of the Effective Date.

                (c) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing any transfer contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or Proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the sale of the Acquired Assets or the consummation of any other transactions contemplated hereby.

                (d) Seller shall have received a certificate from the Secretary or comparable official of each of Purchaser and Purchaser's Parent, dated as of the Effective Date, attesting to the resolutions of Purchaser and Purchaser's Parent authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated to be executed, performed and delivered by Purchaser and Purchaser's Parent hereunder, and to the incumbency of the officer(s) executing this Agreement or any other agreement contemplated hereby on behalf of Purchaser and Purchaser's Parent.

                (e) Seller shall have received a counterpart of the Escrow Agreement, duly executed by Purchaser.

                (f) Seller shall have received a counterpart of the Assignment and Assumption Agreement, duly executed by Purchaser.

                (g) Seller shall have received the a counterpart of Sublease Agreement, duly executed by Purchaser.

                (h) Seller shall have received a counterpart of the Transition Services Agreement, duly executed by Purchaser.

                (i) Purchaser shall have tendered payment of the amounts described in Section 2.2 to Seller.

                (j) Seller shall have received an opinion dated as of the Effective Date and addressed to Seller from Kilpatrick Stockton LLP, legal counsel for Purchaser, substantially in the form attached hereto as Exhibit H.

                                  ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

        7.1 Survival. The representations and warranties of the parties contained in this Agreement or in any other certificate, report or other writing delivered pursuant hereto shall survive until eighteen (18) months after the Effective Date, unless on or before the termination thereof (or of the period set forth below applicable to certain representations and warranties), the complaining party notifies the other party in writing of a claim specifying the factual basis for that claim in reasonable detail; provided, however, that: (a) the representations and warranties set forth at Sections 3.1, 3.2, 3.5, 4.1 and
4.2 shall survive and shall not expire; and (b) the representations and warranties set forth in Sections 3.7, 3.15 and 3.18 shall survive until the ninetieth (90th) day after expiration of the applicable statutes of limitation.

        7.2 Indemnification by Seller.

                (a) Seller agrees to indemnify and defend Purchaser and its Affiliates (the "Purchaser Indemnified Parties") against, and agrees to hold them harmless from, any Losses incurred or suffered by any of the Purchaser Indemnified Parties relating to or arising out of any of the following:

                       (i) any breach of or inaccuracy in any representation or warranty made by Seller pursuant to this Agreement or any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

                       (ii) any breach of or failure by Seller to perform any covenant or obligation (including the covenants contained in Article I and Article V) of Seller set out in this Agreement;

                       (iii) any contingent or absolute debt, claim, obligation or other Liability of Seller other than the Assumed Liabilities;

                       (iv) any past, present or future claim by, on behalf of or with respect to, and any obligation or Liability or loss relating to, current or former employees of Seller arising from or related to their employment with Seller, including termination of their employment with Seller, any claim for unfair labor practices or any obligation with respect to any Benefit Plan;

                       (v) any and all Taxes of Seller (including any Taxes owed by Seller following any Restatement Actions), but excluding Taxes which are to be pro-rated hereunder and which Purchaser is required to pay;

                       (vi) any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with the Acquisition; or

                       (vii) any violation of the Bulk Sales Laws.

                (b) The Purchaser Indemnified Parties shall be entitled to indemnification under clauses (a)(i) and (a)(ii) of this Section 7.2 only after the aggregate amount of such Losses exceeds $50,000, at which point the Purchaser Indemnified Parties shall be entitled to recover the entire amount of such Losses from the first dollar (including the first $50,000). In no event will the limitation in the immediately preceding sentence apply to the Purchaser Indemnified Parties' right to indemnity under clauses (a)(iii) through (a)(vii) of this Section 7.2.

                (c) Until eighteen (18) months after the Effective Date (the "Indemnity Period"), the Purchaser may make a claim against the Indemnity Escrow Amount for indemnification pursuant to this Section 7.2. Upon the expiration of the Indemnity Period, the Indemnity Escrow Amount (net of any prior distributions therefrom) shall be disbursed to Seller or its assigns in accordance with the Escrow Agreement; provided, however, any amount claimed by Purchaser pursuant to this Article VII shall not be disbursed pending resolution of the claim in accordance herewith. If Purchaser becomes aware of a claim that it intends to make against the Indemnity Escrow Amount, Purchaser shall give Seller prompt notice, in accordance with Section 11.2, of the claim, specifying the basis therefore ("Escrow Notice"). Seller shall have fifteen (15) Business Days from the receipt of the Escrow Notice to dispute the claim or cure the condition for which such claim has been submitted. If Seller fails to cure the condition or dispute the claim within such fifteen-day period, the claim made by Purchaser against the Indemnity Escrow Amount shall conclusively be deemed a liability of Seller and the amount of such claim may be deducted from the Indemnity Escrow Amount and distributed to the Purchaser pursuant to the terms of the Escrow Agreement. If Seller disputes such claim within the ten-day period, and Seller and Purchaser are unable to reach a settlement of such claim within fifteen (15) days, such dispute shall be resolved by proceedings in accordance with Article X hereof.

        7.3 Indemnification by Purchaser and Purchaser's Parent. Purchaser and Purchaser's Parent, joint and severally, agree to indemnify and defend Seller and its Affiliates (the "Seller Indemnified Parties") against, and agree to hold them harmless from, any Losses incurred or suffered by any of the Seller Indemnified Parties relating to or arising out of any of the following:

                (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement or any certificate, document, writing or instrument delivered by Purchaser pursuant to this Agreement;

                (b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement;

                (c) the Assumed Liabilities;

                (d) any claim by, or on behalf of or with respect to, and any obligation or Liability or loss relating to, employees of Purchaser employed in connection with the Conferencing Business and arising after the Effective Date;

                (e) any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made by any Person with Purchaser (or any person acting on its behalf) in connection with the Acquisition; or

                (f) Taxes which are pro-rated to Purchaser hereunder and which Purchaser is required to pay.

        7.4 Notice of Claims; Assumption of Defense. The indemnified party shall give prompt notice to the indemnifying party, in accordance with the terms of
Section 11.2, of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefor and giving the indemnifying party such information with respect thereto as the indemnifying party may reasonably request (but the giving of such notice shall not be a condition precedent to indemnification hereunder). The indemnifying party may, at its own expense: (a) participate in; and (b) upon notice to the indemnified party and the indemnifying party's written agreement that the indemnified party is entitled to indemnification pursuant to Section 7.2 or Section 7.3 for Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, that: (i) the indemnifying party's counsel is reasonably satisfactory to the indemnified party and (ii) the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party's request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. Whether or not the indemnifying party chooses to defend or prosecute any such claim, suit, action or proceeding, the parties hereto shall cooperate in the defense or prosecution thereof. In the event that the indemnifying party elects not to assume the defense of any claim, suit, action or proceeding, such election shall not relieve the indemnifying party of its obligations hereunder.

        7.5 Settlement or Compromise. No party shall settle or compromise any claim, suit, action or proceeding without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Any settlement or compromise made or caused to be made by the indemnified party or the indemnifying party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 7.4 with the consent of the other party shall also be binding upon the indemnifying party or the indemnified party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

        7.6 Liability Limit. Other than in respect of claims arising out of fraud, intentional misrepresentation, willful misconduct or criminal conduct (in which case Purchaser and Seller shall have all remedies available at law or in equity), Purchaser's and Seller's sole remedy hereunder or at law for any loss shall be to seek indemnification pursuant to this Article VII and no party hereunder shall be liable to any other party in connection with any claim for indemnification pursuant to this Article VII for an amount in excess of the Closing Date Adjusted Purchase Price.

                                  ARTICLE VIII

                       NON-COMPETITION AND CONFIDENTIALITY

        8.1 Acknowledgments and Agreements of Seller.

                (a) Except as: (i) may be required by a Governmental Authority or applicable Law; (ii) is otherwise expressly permitted by this Agreement;
(iii) may be reasonably necessary to permit Seller to wind up any administrative matters pertaining to the Conferencing Business and Seller's employees thereof (the "Administrative Wind-Up"); or (iv) is otherwise expressly permitted in writing by Purchaser, Seller and its Affiliates shall not, for a period of five
(5) years beginning on the Effective Date (the "Restricted Period"), in any manner (including electronically, digitally or otherwise) disclose, communicate, transmit, transfer, duplicate, copy or use in its business any Confidential Information, which Seller acknowledges is proprietary to and owned solely by Purchaser, and which shall include the material terms of this Agreement and of any other instrument or agreement delivered pursuant to this Agreement; provided, however, that, the foregoing obligations shall extend beyond the Restricted Period with respect to any Confidential Information that also at that time constitutes a "trade secret" under applicable Law as long as such information continues to remain a trade secret. The parties stipulate that information that is generally known or available to the public or the conferencing services industry other than as a result of unauthorized or unlawful disclosure directly or indirectly by Seller or its Affiliates shall not be deemed to be a "trade secret" or Confidential Information for purposes of this Agreement. Seller shall deliver to Purchaser at any time Purchaser may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software data and other documents and data (and copies thereof) embodying Confidential Information or relating to the Conferencing Business which Seller may then possess or have under its control, subject to Seller's right to retain copies of the same as may be provided elsewhere herein, solely in order to enable it to comply with applicable Law, to provide evidence of compliance with applicable Law, including maintaining complete and accurate business records, or with respect to the Administrative Wind-Up.

                (b) If, at the time of enforcement of this Section 8.1, a court shall hold that the duration, scope, or any of the other provisions or restrictions stated herein are unreasonable and therefore unenforceable, the parties agree that the court should partially enforce the provision or restriction to the extent necessary to render the provision or restriction enforceable under applicable Law.

                (c) Seller acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 8.1 would be inadequate and, therefore, agrees that Purchaser shall be entitled to seek and obtain injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other rights and remedies available for any such breach or threatened breach.

        8.2 Non-Competition; Non-Solicitation.

                (a) In consideration of the Purchase Price and the Assumed Liabilities, during the Restricted Period, Seller and such of its Affiliates (for so long as they are Affiliates) who are not natural persons shall not, directly or indirectly, in any capacity (including as a stockholder, proprietor, partner, joint venturer, member, consultant, trustee, advisor, agent, contractor, lender, or otherwise):

                       (i) own any interest in, manage, control, finance, invest in, consult with, render services for or, subject to Section 8.2(b), engage in any Business Combination with any business located anywhere that provides in North America: (A) operator assisted or reservationless audio conferencing services; (B) video conferencing services; (C) webconferencing services; (D) webcasting services; (E) audio, video and data streaming services; or (F) other services ancillary to the foregoing services, in each case, directly to end users, distributors, dealers, manufacturers' representatives, installers, resellers or agents, with such restriction to include Seller's or its Affiliates' offering any of the foregoing services in connection with the sale of any hardware, equipment and devices (as described below) other than routine installation and maintenance substantially as currently conducted by Seller (any and all such services being the "Restricted Conferencing Business"); provided, however, the Restricted Conferencing Business shall not include: (x) the sale, lease or provision to end users, resellers or agents of audio, visual and web conferencing hardware, software, firmware, equipment and devices, including audio, visual and web conferencing management and distribution devices, microphones, speakers, conference phones, cameras, monitors and use of the foregoing with related conferencing accessories (as long as such sales, leases or provisions are not in conjunction or in any way associated with the direct provision of services by Seller or its Affiliates, including as an application services solutions or managed services solutions provider, that are comprised within the Restricted Conferencing Business); or (y) the provision of consulting or other services other than services which are directly provided by Seller or its Affiliates which are competitive or directly substitutable for the type of services comprised within the Restricted Conferencing Business. The provisions of Section 8.2(a)(i)(x) and Section 8.2(a)(i)(y) are referred to collectively as the "Retained Business."

                       (ii) except: (A) with respect to the right of Seller and its Affiliates to engage in the Retained Business; or (B) on behalf of, and at the direction of, Purchaser or its Affiliates, solicit, divert, sell or accept any Restricted Conferencing Business involving any of the customers of Seller's or Seller's Affiliates' Conferencing Business as of the Effective Date or at any time during the two (2) year period ending on the Effective Date (collectively, the "Restricted Customers");

                       (iii) except with respect to the right of Seller and its Affiliates to engage in the Retained Business, solicit, induce or attempt to solicit or induce any Restricted Customer, or any supplier, licensee, partner, licensor, consultant, franchisee of Purchaser or any of its Affiliates to cease conducting the Restricted Conferencing Business with Purchaser or any of its Affiliates, or in any way interfere with the Restricted Conferencing Business relationship between: (A) any such Restricted Customer; or (B) any supplier, licensee, partner, licensor, consultant, franchisee, and Purchaser or any of its Affiliates (including making any negative statements or communications about the Restricted Conferencing Business of Purchaser or any of its Affiliates);

                       (iv) solicit, induce or conspire with or attempt to: (A) solicit, induce, or conspire with any employee, officer, contractor or consultant (collectively, the "Restricted Persons") of Purchaser or of any of its Affiliates to sever such Person's affiliation with Purchaser or any of its Affiliates, or to compete against Purchaser or any of its Affiliates, or (B) in any way interfere with the relationship between Purchaser or any of its Affiliates and such Person. Solicitations for employment of a general nature which are not specifically targeted at a Restricted Person shall not violate the foregoing prohibitions, nor shall the hiring of any non-managerial Restricted Person who was not specifically targeted violate the foregoing prohibitions.

                (b) Within the three (3) year period beginning on the Effective Date (the "Business Combination Restricted Period"), if: (i) Seller engages in a Business Combination; or (ii) a Transferee Affiliate engages in an Affiliate Business Combination, as a condition to consummation of the Business Combination or the Affiliate Business Combination, as the case may be, Seller or the Transferee Affiliate, as the case may be, will cause each Acquiror to agree in writing with Seller or the Transferee Affiliate, as the case may be (the "Acquiror Agreement") to be bound, until the expiration of the Business Combination Restricted Period, by all restrictions of this Article VIII, subject to the additional terms and conditions set forth in Schedule 8.2(b), and the Acquiror Agreement will provide that Purchaser is an express third party beneficiary of Acquiror's agreement to be bound by Article VIII and Schedule 8.2(b). Notwithstanding anything to the contrary in this Agreement, the provisions of Article VIII and Schedule 8.2(b) may be disclosed to any prospective Acquiror as reasonably necessary to facilitate the Acquiror's agreement to be bound by all restrictions of this Article VIII, subject to the additional terms and conditions set forth in Schedule 8.2(b).

                (c) Notwithstanding anything to the contrary in Sections 8.2(a)(i)-(iv) hereof, Seller and its Affiliates shall not be restricted from being, and shall be entitled to be a passive owner of not more than five percent (5%) of the outstanding securities of any class of an entity which is publicly traded, provided that Seller has no active participation in the business of such entity or any control over such entity.

                (d) The covenants in this Section 8.2 are severable and separate, and the unenforceability of any specific covenant in this Section 8.2 is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Section 8.2. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in this Section 8.2 are unreasonable and thus unenforceable, the parties hereto acknowledge their mutual intention and agreement that those restrictions be enforced to the extent necessary for the restrictions to meet the legal requirements for enforceability as determined by the court.

                (e) All of the covenants in this Section 8.2 are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Seller against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of any covenant in this Section 8.2. It is specifically agreed that the time periods specified in Section 8.2(a) and Section 8.2(b), including the Restricted Period and the Business Combination Restricted Period, shall be computed by excluding from that computation any time during which Seller is in material violation of any provision of Section 8.2(a) or Section 8.2(b).

                (f) Purchaser and Seller hereby agree that this Section 8.2 is a material and substantial part of this Agreement, and absent Seller agreeing to be bound by this Section 8.2, Purchaser would not have consummated the Acquisition.

                (g) Because Seller's services have been and are unique and because Seller has had access to Confidential Information, the parties hereto agree that money damages would not necessarily be an adequate remedy for any breach of this Section 8.2. Because of the difficulty in measuring the economic losses that may be incurred by Purchaser as a result of any breach by Seller of the covenants in this Section 8.2 and because of the immediate and irreparable damage that could be caused to Purchaser for which it would have no other adequate remedy, Seller agrees that Purchaser may enforce the provisions of this
Section 8.2 by any equitable or legal means, including seeking an appropriate injunction or restraining order against Seller if a breach of any of those provisions occurs. Therefore, in the event of a breach or threatened breach of this Section 8.2, Purchaser or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (temporary and/or permanent), in order to enforce, or prevent any violations of, the provisions hereof.

                (h) In the event of any material breach or threatened material breach by Seller or any of its Affiliates of the terms of this Article VIII, Seller shall reimburse Purchaser for its reasonable attorneys' fees, court costs and other expenses it incurs in successfully enforcing the provisions of this
Article VIII.

                                   ARTICLE IX

                               CERTAIN DEFINITIONS

        9.1 Definitions. The following terms, as used in this Agreement, have the following meanings:

        "AAA" shall have the meaning set forth in Section 10.1.

        "Acquired Assets" shall have the meaning set forth in Section 1.1.

        "Acquiror" means a Person who consummates: (a) a Business Combination with Seller; or (b) an Affiliate Business Combination with a Transferee Affiliate.

        "Acquiror Agreement" shall have the meaning set forth in Section 8.2(b).

        "Acquisition" shall have the meaning set forth in the preamble.

        "Administrative Wind-Up" shall have the meaning set forth in Section 8.1(a).

        "Affiliates" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.

        "Affiliate Business Combination" means a transaction or series of related transactions involving a Transferee Affiliate and any other Person in which the Transferee Affiliate sells, conveys, licenses or otherwise disposes of: (a) all or substantially all of its assets; (b) all or substantially all of its outstanding capital stock; (c) all or substantially all of the assets of a subsidiary of the Transferee Affiliate; or (d) all or substantially all of the capital stock of a subsidiary of Transferee Affiliate.

        "Agreement" shall have the meaning set forth in the preamble.

        "Arbitration Notice" shall have the meaning set forth in Section 10.1.

        "Arbitration Rules" shall have the meaning set forth in Section 10.1.

        "Assignment and Assumption Agreement" shall have the meaning set forth in Section 6.2(j).

        "Assumed Liabilities" shall have the meaning set forth in Section 1.3.

        "Benefit Plan" shall mean each "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA), each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA), and each other employee benefit plan, fund, program, agreement or arrangement in each case, that is sponsored, maintained or contributed to or required to be contributed by Seller or any of its subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Seller or any of its subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which Seller or any of its subsidiaries or any ERISA Affiliate is a party, for the benefit of any employee or former employee of the Conferencing Business.

        "Bill of Sale" shall have the meaning set forth in Section 6.2(i).

        "Bulk Sales Laws" means the bulk transfer provisions of the Uniform Commercial Code (or any similar law).

        "Business Combination" means a transaction, or series of related transactions, approved by Seller's Board of Directors, involving Seller and any other Person in which Seller sells, conveys, licenses or otherwise disposes of:
(a) all or substantially all of its assets; (b) all or substantially all of its outstanding capital stock; (c) all or substantially all of the assets of a subsidiary of Seller; or (d) all or substantially all of the capital stock of a subsidiary of Seller.

        "Business Combination Restricted Period" shall have the meaning set forth in Section 8.2(b).

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Salt Lake City, Utah are authorized or required by law to close.

        "Chosen Firm" shall have the meaning set forth in Section 2.4(b).

        "Closing" shall have the meaning set forth in Section 6.1.

        "Closing Date Adjusted Purchase Price" shall have the meaning set forth in Section 2.4(a).

        "Closing Date Balance Statement" shall have the meaning set forth in
Section 2.4(a).

        "Closing Date Net Working Capital" shall mean the value of Seller's short term monetary assets (cash, investments and accounts receivable, net of an adequate allowance for doubtful accounts) minus the amount of all Assumed Liabilities, all as determined in accordance with GAAP.

        "COBRA" shall have the meaning set forth in Section 5.1(f).

        "Competing Business" shall have the meaning set forth in Section 3.24.

        "Conferencing Business" shall have the meaning set forth in the preamble.

        "Confidential Information" shall mean any and all trade secrets under applicable Law and the other information set forth below concerning the Conferencing Business. Without limiting the generality of the foregoing, and in addition to trade secrets as referenced above, Confidential Information consists of the following but shall not include any such information which is or becomes publicly known in the conferencing services industry through no wrongful act of
Seller:

                (a) information which constitutes proprietary information or trade secrets of Seller under applicable Law relating to the Conferencing Business;

                (b) information which contains financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, business plans, the names and backgrounds of key personnel, customer lists and customer information (excluding customer information pertaining to Seller's business which is not exclusively used or held for use in the Conferencing Business), personnel training and techniques and materials (excluding information pertaining to such personnel training and techniques and materials which is not exclusively used or held for use in the Conferencing Business),

                (c) information which confers a competitive advantage with respect to the Conferencing Business;

                (d) information with respect to the Conferencing Business which would be detrimental to Purchaser if disclosed;

                (e) product specifications, discoveries, improvements, processes, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies, data, current and anticipated customer requirements, price lists, market studies, business plans, and any other information, however documented, that is a trade secret of Seller under applicable law and is used or held for use in the Conferencing Business; and

                (f) notes, analyses, compilations, studies, summaries, and other material prepared by or for Seller used or held for use in the Conferencing Business, and containing or based upon, in whole or in part, any information included in the foregoing.

        "Consent" means any approval, consent, ratification, waiver or other authorization.

        "Contract" shall mean any Customer Service Contract and any other contract, lease, lease option, commitment, understanding sales order, purchase order, license, equipment lease, mortgage, note, bond or other agreement, whether written or oral, relating to the Conferencing Business, including any agreements for the purchase of goods, agreements with suppliers, security agreements, joint venture, partnership or similar agreements, advertising agreements, franchise agreements and broker or distributorship agreements.

        "Customer Service Contract" shall mean any Contract pursuant to which Seller provides full-service conference calling services, on-demand reservationless conference calling services, web conferencing services or audio and video streaming services and/or other ancillary or similar services to any Person.

        "Deferred Revenue" shall mean the amount of all payments due under invoices issued by Seller as of the Effective Date for services not yet rendered or goods not delivered as of the Effective Date with respect to the Conferencing Business.

        "Disclosure Schedule" shall have the meaning set forth in the preamble to Article III.

        "Dispute Notice" shall have the meaning set forth in Section 2.4(b).

        "Documentation" shall have the meaning set forth in Section 1.1(g).

        "Effective Date" shall have the meaning set forth in the preamble.

        "Encumbrance" shall mean any encumbrance or restriction of any kind, including any pledge, security interest, lien, charge, mortgage, hypothecation, trust deed, easement, lease, finance lease, sublease, claim, right of way, covenant, option, condition, right of first refusal or restriction, however imposed.

        "Environmental Law" shall mean any federal, state or local law, statute, ordinance, regulation, rule, order, consent decree, permit, settlement agreement, judicial or administrative decision, injunction or requirement of any Governmental Authority which relates to or otherwise imposes liability or standards of conduct concerning health or safety or discharges, releases or threatened releases of noises, odors or any Pollutants into ambient air, ground or surface water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Pollutants, including the Occupational Health and Safety Act of 1970, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, any other so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, as amended, the Federal Water Pollution Control Act of 1972, as amended, the Federal Clean Air Act, as amended, the Federal Insecticide, Fungicide and Rodenticide Act, as amended, or any other similar Federal, state or local statutes.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Agent" shall have the meaning set forth in Section 2.3.

        "Escrow Agreement" shall have the meaning set forth in Section 2.3.

        "Escrow Amount" shall have the meaning set forth in Section 2.3.

        "Escrow Notice" shall have the meaning set forth in Section 7.2(c).

        "Excluded Assets" shall have the meaning given to it in Section 1.2.

        "Final Net Working Capital" shall have the meaning set forth in Section 2.4(b).

        "Financial Schedules" shall mean the unaudited, condensed income statements and selected balance sheet items for the Conferencing Business as of and for the twelve (12) months ended December 31, 2003, and the unaudited condensed income statements and selected balance sheet items for the Conferencing Business as of and for the twelve (12) months ended May 31, 2004, copies of which are attached as Schedule 3.6(a).

        "GAAP" shall mean United States generally accepted accounting principles, consistently applied and in accordance with Seller's past practice.

        "Governmental Authority" shall mean the government of the United States, any state or political subdivision thereof, or any foreign government, or any entity exercising executive, representative, judicial, regulatory or administrative functions of or pertaining to government.

        "Hired Employees" shall have the meaning set forth in Section 5.1(a).

        "Indemnity Escrow Amount" shall have the meaning set forth in Section
2.3.

        "Indemnity Period" shall have the meaning set forth in Section 7.2(c).

        "Intellectual Property" shall mean all of the following owned by or issued or licensed to or by Seller and used or held for use in connection with the Conferencing Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, URL domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrights and all applications, registrations and renewals in connection therewith; and (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, technical data, specifications, pricing and cost information, and business and marketing plans and proposals).

        "Law" shall mean any federal, state, local or other law, statute, ordinance, regulation, rule, policy, guideline, ordinance, bylaw (zoning or otherwise), order, judgment, consent decree, permit, settlement agreement, judicial or administrative decision, injunction or requirement of any kind (including any Environmental Law) applicable to or binding on Purchaser, Seller, the Conferencing Business, or any of the Acquired Assets.

        "Leased Real Property" means all leasehold and similar interests in real property leased from third parties or otherwise used or held for use in the Conferencing Business and all of Seller's right, title and interest in and to all improvements thereon, together with all easements, entitlements, rights of way, licenses and other interests therein.

        "Liability" means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued or reflected on financial statements prepared in accordance with GAAP or is disclosed or required to be disclosed on any Schedule to this Agreement.

        "Losses" shall mean all liabilities, equitable remedies, losses, costs, fines, damages of any nature, judgments, penalties, diminution of value, or expenses (including reasonable attorneys' fees and costs of litigation).

        "Material Adverse Effect" shall means a material adverse effect on, or a material adverse change in, the operations, affairs, prospects, condition (financial or otherwise), results of operations, assets, Liabilities, reserves or any other aspect of the Conferencing Business or the Acquired Assets.

        "Material Contract" shall mean with respect to the Conferencing Business, any Contract, whether oral or written, which: (a) was not entered into in the ordinary course of business; (b) was entered into in the ordinary course of business which involved the purchase, sale or lease of goods or materials, or purchase of services, aggregating, or reasonably likely to aggregate, more than $10,000 during any calendar year; (c) is a non-disclosure or confidentiality agreement (other than those entered into in the ordinary course of business with customers, suppliers and employees); or (d) prohibits Seller or the Conferencing Business from freely engaging in any business or competing anywhere in the world.

        "Material Customer" shall mean each of the twenty-nine (29) customers of the Conferencing Business from which Seller recognized revenues in excess of approximately $100,000 during the twelve months ended April 30, 2004.

        "Material Customer Contracts" shall the Customer Service Contracts with each Material Customer except as set forth on Schedule 3.8(a)(ii).

        "Net Working Capital Target Amount" shall mean $1,340,000.

        "Nonmaterial Customers" means the customers of the Conferencing Business other than the Material Customers.

        "Permits" shall have the meaning set forth in Section 1.1(o).

        "Permitted Encumbrances" shall mean: (a) liens for Taxes, assessments and governmental charges with respect to the Acquired Assets not yet due and payable; and (b) applicable zoning regulations and ordinances provided the same do not prohibit or impair in any material respect use of the Premises as currently operated and constructed or proposed to be operated and constructed.

        "Person" shall mean any individual, corporation, partnership, limited liability company, association, trust, Governmental Authority or other entity or organization.

        "Pollutant" shall mean any substance presently listed, defined, designated or classified as a pollutant or contaminant under any Environmental Law or as hazardous, toxic, radioactive or dangerous under any Environmental Law. Without limitation, Pollutant includes any toxic substance or waste, contaminant, hazardous substance or waste, special waste, industrial substance, lead based paint, petroleum, petroleum products, any derivative or by-product of petroleum, polychlorinated biphenyl, radon, radioactive material, urea formaldehyde, asbestos or asbestos containing material.

        "Premises" shall mean the offices used by the Conferencing Business, which are located at 1825 Research Way, Salt Lake City, Utah 84119 and are marked and cross-hatched on the site plan attached hereto as Exhibit I.

        "Proceeding" shall have the meaning set forth in Section 3.10.

        "Ptek" shall have the meaning set forth in Section 11.10.

        "Purchase Price" shall have the meaning set forth in Section 2.1.

        "Purchaser" shall have the meaning set forth in the preamble.

        "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 7.2(a).

        "Purchaser's Parent" shall have the meaning set forth in the preamble.

        "Related Parties" shall have the meaning set forth in Section 3.24.

        "Restatement Actions" means any restatement of Seller's financial statements or amendment to Seller's Tax Returns.

        "Retained Liabilities" shall have the meaning set forth in Section 1.4.

        "Restricted Assets" shall have the meaning set forth in Section 1.5(a).

        "Restricted Period" shall have the meaning set forth in Section 8.1(a).

        "Restricted Persons" shall have the meaning set forth in Section 8.2(a)(iv).

        "Restricted Conferencing Business" shall have the meaning set forth in
Section 8.2(a)(i).

        "Restricted Customers" shall have the meaning set forth in Section 8.2(a)(ii).

        "Retained Business" shall have the meaning set forth in Section
8.2(a)(i).

        "Seller" shall have the meaning set forth in the preamble.

        "Seller's Board of Directors" shall have the meaning set forth in the
Section 3.2.

        "Seller Indemnified Parties" shall have the meaning set forth in Section 7.3(a).

        "Seller's Knowledge" shall mean the actual knowledge of Angelina Beitia, Ron Bryson. Deloni Call, George Claffey and Dave Hubbard and such knowledge as any of them could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

        "Sublease Agreement" shall have the meaning set forth in Section 6.2(k).

        "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with Taxes.

        "Taxes" shall mean all taxes, including, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, payroll, severance and employees' income withholding and Social Security taxes imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other tax authority, including all applicable penalties and interest.

        "Technology Assets" shall have the meaning set forth in Section 1.1(j).

        "Transferee Affiliate" means an Affiliate of Seller to whom Seller or any other Affiliate of Seller has sold, conveyed, licensed, disposed of or transferred a significant amount of Seller's assets.

        "Transition Services Agreement" shall have the meaning set forth in
Section 6.2(l).

        "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act.

        "Working Capital Escrow Amount" shall have the meaning set forth in
Section 2.3.

                                   ARTICLE X

                               DISPUTE RESOLUTION

        10.1 Agreement to Arbitrate. Except as specifically provided elsewhere in this Agreement, in the event of any dispute, claim, question, or disagreement arising out of or relating to the Agreement or the breach thereof, the parties hereby agree that upon notice by either party to the other (the "Arbitration Notice"), such dispute, claim, question, or disagreement shall be finally settled by binding arbitration before a single arbitrator in accordance with the provisions of the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA"). The Arbitration Notice delivered pursuant to this Section 10.1 shall contain a detailed statement of the claim(s), including a description of the factual contentions which support said claim(s).

        10.2 Selection of Arbitrator. The parties shall, by joint agreement, select a single arbitrator, but if they do not agree on the selection of an arbitrator within twenty (20) days after the date that the Arbitration Notice was received by the non-sending party, then selection shall be made in accordance with the Arbitration Rules.

        10.3 Place of Arbitration. The arbitration shall be held in Salt Lake City, Utah, or such other place as the parties shall mutually agree.

        10.4 Expedited Procedures. The parties agree that any claims that are submitted to arbitration pursuant to the provisions of this Article X, and which seek, in the aggregate, damages or payment of Seventy-Five Thousand Dollars ($75,000) or less, shall be resolved through the application of the AAA's Expedited Procedures for commercial cases.

        10.5 Interim Relief. Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the selection of the arbitrator or pending the arbitrator's determination of the merits of the controversy.

        10.6 Award. The arbitrator shall issue a written decision setting forth findings of fact and conclusions of law, and, if agreed upon by the parties, the arbitrator shall issue such written decision within thirty (30) days of the close of the hearing.

        10.7 Enforcement of Arbitrator's Decision. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought.

                                   ARTICLE XI

                                  MISCELLANEOUS

        11.1 Amendment; Waivers. This Agreement may not be amended, modified or supplemented unless such amendment is in writing and duly executed by each of the parties. No approval, consent or waiver will be enforceable unless signed by the granting party. Failure to insist on strict performance or to exercise a right when entitled does not prevent a party from doing so later for that breach or a future one.

        11.2 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below; provided that: (i) the sending telecopier generates a transmission report showing successful completion of such transaction; and (ii) such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, and provided, further, that if such telecopy is sent after 5:00 p.m. local time at the location of the receiving telecopier, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (d) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery.

        If to Seller, to:

               ClearOne Communications, Inc.
               Attention: CEO
               1825 Research Way
               Salt Lake City, Utah  84119
               Telephone: (801) 975-7200
               Facsimile:  (801) 977-0087


        Copy to:

               Geoffrey W. Mangum, Esq.
               Parsons Behle & Latimer
               201 South Main Street, Suite 1800
               Salt Lake City, UT  84111
               Telephone: (801) 532-1234
               Facsimile: (801) 536-6111


        If to Purchaser or Purchaser's Parent, to:

               American Teleconferencing Services, Ltd.
               d/b/a Premiere Conferencing
               Attention: Jeffrey A. Allred
               The Lenox Building
               3399 Peachtree Road NE, Suite 700
               Atlanta, GA  30326
               Telephone:  (404) 262-8402
               Facsimile:  (404) 262-8540

        Copy to:

               L. Scott Askins, Esq.
               SVP - Legal and General Counsel
               Ptek Holdings, Inc.
               The Lenox Building
               3399 Peachtree Road NE, Suite 700
               Atlanta, GA 30326
               Telephone: (404) 262-8502
               Facsimile: (404) 262-8540

               and

               Kilpatrick Stockton LLP
               Attention:  Timothy Mann, Jr., Esq.
               1100 Peachtree Street
               Suite 2800
               Atlanta, Georgia  30309
               Telephone:  (404) 815-6500
               Facsimile:  (404) 815-6555

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

        11.3 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.4 Headings. The headings preceding the text of Articles and Sections of this Agreement are for reference only and shall not be deemed part of this Agreement.

        11.5 Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia applicable to contracts executed in and performed entirely within that State. THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION IN ANY MANNER WITH TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        11.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that no assignment shall be made hereof without the prior written consent of the non-assigning party, except that Purchaser may assign its rights hereunder to any of its Affiliates without any other party's prior consent, so long as Purchaser remains liable for the performance of all obligations imposed upon it hereunder.

        11.7 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, shall be paid by the party incurring such expenses, regardless of whether the Closing occurs.

        11.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

        11.9 Specific Performance. Seller recognizes and affirms that in the event of breach by Seller of any of the provisions of this Agreement, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, Seller agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and its obligations under this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Agreement without the necessity of proving actual damages.

        11.10 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof including that certain Confidentiality Agreement between Seller and Ptek Holdings, Inc. ("Ptek") and that certain Letter of Intent between Seller and Ptek, dated April 29, 2004, and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

        11.11 Construction. The parties acknowledge and agree that each of them have participated in the drafting of this Agreement and that this Agreement has been reviewed by the respective legal counsel for such parties and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion of this Agreement.

        11.12 Schedules. The parties hereto are exchanging copies of all Schedules referred to in this Agreement, which Schedules are hereby made a part hereof and incorporated herein by reference. All such Schedules read as of the date of the Effective Date or, as to any of the Schedules bearing a particular date, as of any other date specified therein. The Schedules referred to in this Agreement and other related instruments or documents may be incorporated herein and made a part hereof without being attached hereto.

        11.13 Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, or determined to be void or unenforceable for any reason, then such provision or term shall be ineffective only to the extent of such prohibition, invalidity or unenforceability, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement, and the prohibited, invalid or unenforceable provision shall be modified to the minimum extent necessary to make it permissible, valid and enforceable, unless the result of any such invalidity or unenforceability shall be to cause a material failure of consideration to the party seeking to sustain the validity or enforceability of the subject provision.

        11.14 Fax Signatures. The parties agree that signatures transmitted and received via facsimile shall be treated for all purposes of this Agreement as original signatures and shall be deemed valid, binding and enforceable by and against all parties.

        11.15 Principles of Construction. In this Agreement and all other attached exhibits, annexes and schedules to this Agreement, unless otherwise expressly indicated or required by the context:

                (a) reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

                (b) references in this Agreement to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, supplemented or replaced from time to time in accordance with such document's or agreement's terms;

                (c) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

                (d) the words "including" or "includes" shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term;

                (e) the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or exhibits, annexes and schedules shall refer to this Agreement and its exhibits, annexes and schedules as a whole and not to any particular provision hereof or thereof, as the case may be; and

                (f) any reference herein to a time of day means the time of day in Salt Lake City, Utah.

        IN WITNESS WHEREOF, the parties have executed and caused this Agreement to be executed and delivered on the date first above written.



                                   PURCHASER:

                                   CLARINET, INC.


                                   By:  /s/ Jeffrey A. Allred
                                      ---------------------------------
                                         Name:  Jeffrey A. Allred
                                              -------------------------
                                         Title:  CEO
                                               ------------------------



                                   PURCHASER'S PARENT:

                                   American Teleconferencing Services, Ltd.
                                   d/b/a Premiere Conferencing


                                   By:  /s/ Jeffrey A. Allred
                                      ---------------------------------
                                         Name:  Jeffrey A. Allred
                                              -------------------------
                                         Title:  CEO
                                               ------------------------



                                   SELLER:

                                   CLEARONE COMMUNICATIONS, INC.


                                   By:  /s/ Edward Dallin Bagley
                                      ---------------------------------
                                         Name:  Edward Dallin Bagley
                                              -------------------------
                                         Title:  Chairman
                                              -------------------------